Exhibit T3B-8

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

DATALOG ACQUISITION, LLC

WHEREAS, Datalog Acquisition, LLC (the “Company), formerly Datalog Acquisition Corp., a Delaware corporation, was converted into a Delaware limited liability company (the “Conversion”).

WHEREAS, on the 1st day of December, 2017. The sole member of the Company merged with and into Weatherford/Lamb, Inc. (the “Member”).

WHEREAS, the Member now desires to Amend and Restate the Limited Liability Company Agreement dated December 3, 2010, as per the terms of the Amended and Restated Limited Liability Company Agreement (the “Agreement”). In consideration of the covenants, conditions and agreements contained herein, the Member, who upon the date hereof is the sole Member, hereby determines as follows:

ARTICLE I

ORGANIZATION OF THE COMPANY

1.             Formation.

The Company is a limited liability company organized under the provisions of the Delaware Limited Liability Company Act, as amended from time to time (the “Act”). The Certificate of Formation (the “Certificate”) has been filed on December 3, 2010 at 12:04 p.m. Central Standard Time with the Secretary of State of the State of Delaware in connection with the Conversion.

2.             Name.

The name of the Company is, and the business of the Company shall be conducted under the name of “Datalog Acquisition, LLC.”

3.             Term.

The Company was originally formed as a Delaware corporation on April 19, 2006. The Company is continuing its existence as a Delaware limited liability company on the effective date of the filing of the Certificate and shall continue in existence until it is dissolved and terminated by the affirmative action of the Member.

4.             Office.

The registered office of the Company required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate, or such other place as the Member may designate in the manner provided by law. The registered agent for service of process at such address shall be the initial registered agent named in the Certificate, or such other person as the Member may designate in the manner provided by law.

5.             Purposes and Permitted Activities.

The purposes of the Company are to engage in any business or activity that is not forbidden by the law of the jurisdiction in which the Company engages in that business or activity.

6.             Member.

The name and business or mailing address of the Member of the Company are as set forth on Exhibit A attached hereto, as may be amended from time to time.

7.             Membership Interests.

(a)           The membership interests of the Company shall be represented by, and issued in, unit increments (each, a “Unit” and collectively, the “Units”) as set forth on Exhibit A. The Company is hereby authorized to issue an unlimited number of Units to the Members.

(b)           Ownership of Units may be evidenced by certificates at the election and approval of the Members. Any certificate issued to a Member need not bear a seal of the Company but shall be signed by an officer of the Company, certifying the number of Units represented by such certificate. The books reflecting the issuance of any certificates shall be kept by the Secretary of the Company (or the Member in the event no such officer has been appointed). The certificates shall be consecutively numbered and shall be entered in the books of the Company as they are issued and shall exhibit the holder’s name and number of Units. The President, Senior Vice President or Secretary of the Company (or the Member in the event no such officer has been appointed) may determine the conditions upon which a new certificate may be issued in place of a certificate that is alleged to have been lost, stolen or destroyed and may, in his discretion, require the owner of such certificate or its legal representative to give bond, with sufficient surety, to indemnify the Company and any transfer agent and registrar against any and all loss or claims that may arise by reason of the issuance of a new certificate in the place of the one lost, stolen, or destroyed. Each certificate shall bear a legend on the reverse side thereof substantially in the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND MAY NOT BE OFFERED OR SOLD, UNLESS IT HAS BEEN REGISTERED UNDER THE SECURITIES ACT OR UNLESS AN EXEMPTION FROM REGISTRATION IS AVAILABLE (AND, IN SUCH CASE, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY SHALL HAVE BEEN DELIVERED TO THE COMPANY TO THE EFFECT THAT SUCH OFFER OR SALE IS NOT REQUIRED TO BE REGISTERED UNDER THE SECURITIES ACT). THIS SECURITY IS SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE LIMITED LIABILITY COMPANY AGREEMENT OF THE COMPANY, A COPY OF WHICH MAY BE OBTAINED FROM THE COMPANY AT ITS PRINCIPAL EXECUTIVE OFFICES.

8.             Withdrawal by Member.

A Member of the Company may withdraw or resign as a member of the Company at any time.

9.             Capital Contribution.

The Member’s capital in the Company existing at the time of the Conversion shall continue to be the Member’s capital in the Company immediately subsequent to the Conversion.

10.          Additional Contributions.

The Members shall make capital contributions to the Company at such times and in such amounts as determined by the Members.

11.          Managers.

(a)           Management by Managers. The business and affairs of the Company will be managed by the “Managers”. Each Manager will have full and complete authority, power and discretion to manage and control the business of the Company, to make all decisions regarding those matters and to perform any and all other acts or activities customary or incident to the management of the Company’s business and objectives.

(b)           Election and Term of Office of Managers. The Managers will hold office until their successors are duly elected and qualified, until their deaths, until they resign or until they are removed in the manner hereinafter provided. Election or appointment of a Manager will not of itself create contract rights.

(c)           Special Purpose Manager. Solely for the purpose of executing and filing documents with government offices in jurisdictions which recognize only the signatures of either “Members” or “Managers”, each of the officers of the Company is deemed to be a “Manager”, provided that the Members or the Managers approve the basis of such documents or such documents are of a ministerial nature.

(d)           Removal of Managers. Any Manager or agent may be removed by the Members at any time.

(e)           Manager Vacancies. A vacancy because of a Manager’s death, resignation, removal, disqualification or otherwise may be filled by the Members for the unexpired portion of the term.

(f)            Manager Salaries. The salary and other compensation of the Managers may be fixed from time to time by the Members, and no Manager will be prevented from receiving such salary or other compensation by reason of the fact that he is also a Member of the Company.

12.          Officers.

(a)           Appointment and Tenure.

(i)            The Members may, from time to time, designate officers of the Company to carry out the day-to-day business of the Company.

(ii)           The officers of the Company shall be comprised of one or more individuals designated from time to time by the Members. No officer need be a resident of the State of Delaware. Each officer shall hold his offices for such terms and shall have such authority and exercise such powers and perform such duties as shall be determined from time to time by the Members. Any number of officers may be held by the same individual. The salaries or compensation, if any, of the officers and agents of the Company shall be fixed from time to time by the Members.

(iii)          The officers of the Company may consist of a president/chief execute officer, a secretary and a treasurer. The Members may also designate one or more vice presidents, assistant secretaries, and assistant treasurers. The Members may designate such other officers and assistant officers and agents as the Members shall deem necessary.

(b)           Removal. Any officer may be removed as such at any time by the Members, either with or without cause, in the discretion of the Members.

(c)           President/Chief Executive Officer. The president/chief executive officer, if one is designated, shall be the chief executive officer of the Company, shall have general and active management of the day-to-day business and affairs of the Company as authorized from time to time by the Members and shall be authorized and directed to implement all orders, resolutions and business plans adopted by the Members.

(d)           Vice Presidents. The vice presidents, if any are designated, in the order of their seniority, unless otherwise determined by the Members, shall, in the absence or disability of the president/chief executive officer, perform the duties and have the authority and exercise the powers of the president/chief executive officer. They shall perform such other duties and have such other authority and powers as the Members may from time to time prescribe.

(e)           Secretary; Assistant Secretaries. The secretary, if one is designated, shall perform such duties and have such powers as the Members may from time to time prescribe. The assistant secretaries, if any are designated, in the order of their seniority, unless otherwise determined by the Members, shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the Secretary. They shall perform such other duties and have such other powers as the Members may from time to time be prescribed.

(f)            Treasurer; Assistant Treasurers. The treasurer, if one is designated, shall have custody of the Company’s funds and securities and shall keep full and accurate accounts and records of receipts, disbursements and other transactions in books belonging to the Company, and shall deposit all moneys and other valuable effects in the name and to the credit of the Company in such depositories as may be designated from time to time by the Members. The treasurer shall disburse the funds of the Company as may be ordered by the Members, taking proper vouchers for such disbursements, and shall render the president/chief executive officer and the Members, when so directed, an account of all his transactions as treasurer and of the financial condition of the Company. The treasurer shall perform such other duties and have such other powers as the Members may from time to time prescribe. If required by the Members, the treasurer shall give the Company a bond of such type, character and amount as the Members may require. The assistant treasurers, if any are designated, in the order of seniority, unless otherwise determined by the Members, shall, in the absence or disability of the treasurer, perform the duties and exercise the powers of the treasurer. They shall perform such other duties and have such other powers as the Members may be from time to time prescribed.

13.          Distributions.

The Company shall make cash distributions to the Members at such times and in such amounts as determined by the Managers.

14.          UCC Election.

The Company hereby irrevocably elects that all Units of the Company shall be securities governed by Article 8 of the Uniform Commercial Code and shall be evidenced by certificates, each of which shall bear the following legend: “This certificate evidences an interest in Datalog Acquisition LLC and shall be a security for purposes of Article 8 of the Uniform Commercial Code.”

15.          Indemnification.

(a)           The Members and the officers, directors, Managers and employees of the Company or an affiliate thereof (individually, an “Indemnitee”) may, upon approval of the Members, be indemnified and held harmless by the Company from and against any and all losses, claims, damages, judgments, liabilities, obligations, penalties, settlements and reasonable expenses (including legal fees) arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which the Indemnitee may be involved, or threatened to be involved, as a party or otherwise, by reason of its status as a member of the company or an officer, director or employee of the Company of an affiliate thereof, regardless of whether the Indemnitee continues to be a member of the Company or an officer, director or employee or an affiliate thereof at the time any such liability or expense is paid or incurred, unless such indemnification would not be permitted under Delaware law if the Company were a corporation formed under such laws.

(b)           The Company may purchase and maintain insurance on behalf of such persons as the Members shall determine against any liability that may be asserted against or expense that may be incurred by such person in connection with the Company’s activities, regardless of whether the Company would have the power to indemnify such person against such liability under the provisions of this Agreement.

(c)           Expenses incurred by any Indemnitee in defending any claim with respect to which such Indemnitee may be entitled to indemnification by the Company hereunder (including without limitation reasonable attorneys’ fees and disbursements) may, to the maximum extent that would be permitted under Delaware law if the Company prior to the final disposition of such claim, upon receipt of a written undertaking by or on behalf of such Indemnitee to repay the advanced amount of such expenses if it shall ultimately be determined that the Indemnitee is not entitled to indemnification by the Company under Section 15(a).

(d)           The indemnification provided in this Section 15 is the for the benefit of the Indemnitees and shall not be deemed to create any right to indemnification for any other persons.

16.          Limitation of Liability.

No Member shall be personally liable for any debts, liabilities or obligations of the Company, except for (i) such Member’s liability to make the capital contributions required in this Agreement, and (ii) the amount of any distributions made to such Member that must be returned to the Company pursuant to the terms hereof or the Act.

17.          Governing Law.

This Agreement shall be governed by, and construed under, the laws of the State of Delaware, all rights and remedies being governed by said laws.

18.          Subject to All Laws.

The provisions of this Agreement shall be subject to all valid and applicable laws, including, without limitation, the Act, as now or hereafter amended, and in the event that any of the provisions of this Agreement are found to be inconsistent with or contrary to any such valid laws, the latter shall be deemed to control and this Agreement shall be deemed modified accordingly, and, as so modified, to continue in full force and effect.

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IN WITNESS WHEREOF, the Member has executed this Agreement effective as of the date first above written.

MEMBER:

WEATHERFORD/LAMB, INC.

/s/ Charity R. Kohl
Charity R. Kohl
Vice President and Secretary

EXHIBIT A

Capital Contribution; Interest

Units of
Member	Membership Interest

Weatherford/Lamb, Inc.	100
2000 St James Place,
Houston, Texas 77056